Exhibit 99.1

     Progenics Pharmaceuticals Reports Third Quarter 2003 Results

    TARRYTOWN, N.Y.--(BUSINESS WIRE)--Oct. 31, 2003--Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced its results of operations for the third quarter ended September 30, 2003 and first nine months of 2003.
    Revenues for the third quarter ended September 30, 2003 totaled $1.9 million compared to $2.7 million for the same quarter in 2002. For the first nine months of 2003, Progenics reported revenues of $6.1 million compared to $7.8 million for the comparable period in 2002. Revenues primarily reflect funding received by the Company from government grants and contracts and revenues from research and development services rendered to the Company's joint venture with Cytogen Corporation. The Company's expenses for the third quarter of 2003 were $9.3 million compared to $9.5 million for the third quarter of 2002. For the nine months ended September 30, 2003, expenses totaled $27.8 million compared to $24.5 million for the nine months ended September 30, 2002. The increase in expenses for the nine months ended September 30, 2003 is principally due to an increase in headcount, related laboratory supplies, and increased clinical trial activity. The net loss for the third quarter of 2003 was $7.3 million, compared to a net loss of $6.4 million for the same period in 2002. The net loss per share for the third quarter of 2003 was $0.56, basic and diluted, compared to a net loss per share of $0.51, basic and diluted, for the same period of 2002. The net loss for the first nine months of 2003 was $21.3 million, compared to a net loss of $13.8 million for the same period in 2002. The net loss per share for the first nine months of 2003 was $1.65, basic and diluted, compared to a net loss per share of $1.10, basic and diluted, for the same period of 2002. The Company ended the third quarter of 2003 with cash, cash equivalents and marketable securities of $22.5 million.
    The Company also announced today that its has signed a lease to rent additional laboratory, office and manufacturing space within the Eastview Landmark campus in which the Company is currently located. The Company plans to occupy the new space over the next six months.
    In September, Progenics was awarded a contract from the National Institutes of Health (NIH), an agency of the Department of Health and Human Services, to develop a novel vaccine against the human immunodeficiency virus (HIV), the virus that causes AIDS. The contract from NIH's National Institute of Allergy and Infectious Diseases provides for up to $28.6 million in funding to the Company over five years to fund preclinical research, development, and early clinical testing of a prophylactic vaccine. Funding under this contract is subject to compliance with its terms and payment of fees is subject to achievement of specified milestones.
    Progenics Pharmaceuticals, Inc., of Tarrytown, NY, is a biopharmaceutical company focusing on the development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. The Company has four product candidates in clinical development and several others in preclinical development. In symptom management and supportive care, the Company is developing methylnaltrexone (MNTX) to treat the debilitating side effects of opioid-based pain relievers without interfering with pain relief. MNTX is in pivotal phase 3 clinical testing for treatment of opioid-induced constipation in patients with advanced medical illness and may be the Company's first product candidate to be approved for marketing. In the area of HIV infection, the Company is developing viral-entry inhibitors, including PRO 542, a genetically engineered molecule designed to selectively target and neutralize HIV (in phase 2 studies), and PRO 140, a monoclonal antibody designed to target the HIV co-receptor CCR5 (in preclinical development). In addition, the Company is conducting research on a novel prophylactic HIV vaccine. The Company is developing immunotherapies for prostate cancer, including monoclonal antibodies directed against prostate-specific membrane antigen (PSMA), a protein found on the surface of prostate cancer cells. The Company is also developing vaccines designed to stimulate an immune response to PSMA. A recombinant PSMA vaccine is in phase 1 clinical testing. The Company is also studying a cancer vaccine, GMK, in phase 3 clinical trials for the treatment of malignant melanoma.

    DISCLOSURE NOTICE: The information contained in this document is current as of October 31, 2003. This press release contains forward-looking statements. Any statements contained herein that are not statements of historical fact may be forward-looking statements. When the Company uses the words 'anticipates,' 'plans,' 'expects' and similar expressions, it is identifying forward-looking statements. Such forward-looking statements involve risks and uncertainties which may cause the Company's actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements. Such factors include, among others, the uncertainties associated with product development, the risk that clinical trials will not commence when or proceed as planned, the risks and uncertainties associated with dependence upon the actions of the Company's corporate, academic and other collaborators and of government regulatory agencies, the risk that products that appear promising in early clinical trials do not demonstrate efficacy in larger-scale clinical trials, the uncertainty of future profitability and other factors set forth more fully in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2002, its Quarterly Report on Form 10-Q/A for the fiscal quarter ended June 30, 2003, its Prospectus and Prospectus Supplement, and other reports filed with the Securities and Exchange Commission, to which investors are referred for further information. In particular, the Company cannot assure you that any of the their programs will result in a commercial product.
    Progenics does not have a policy of updating or revising forward-looking statements and assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Thus it should not be assumed that the Company's silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

    Editor's Note:

    Additional information on Progenics is available at http://www.progenics.com

                       (Financial Tables Follow)


                   PROGENICS PHARMACEUTICALS, INC.
                  CONDENSED STATEMENTS OF OPERATIONS

                    Three Months Ended           Nine Months Ended
                 ------------------------- ---------------------------
                   9/30/2003    9/30/2002     9/30/2003     9/30/2002
                 ------------ ------------ ------------- -------------
Contract
 research and
 development
 from JV         $   828,375  $ 1,817,042  $  2,730,988  $  3,901,298
Other contract
 research and
 development                                                  193,734
Research grants    1,065,249      916,029     3,230,782     3,642,650
Product sales         10,055        8,921        96,946        28,260
                 ------------ ------------ ------------- -------------
    Total
     revenues      1,903,679    2,741,992     6,058,716     7,765,942
                 ------------ ------------ ------------- -------------

Research and
 development
 expense           6,197,426    6,656,787    18,169,356    17,089,313
General and
 adminIstrative    2,095,259    1,598,831     6,022,708     4,608,020
Loss in joint
 venture             714,871      999,932     2,680,471     2,108,357
Depreciation and
 amortization        342,051      288,898       955,526       738,196
                 ------------ ------------ ------------- -------------
    Total
     expenses      9,349,607    9,544,448    27,828,061    24,543,886
                 ------------ ------------ ------------- -------------

Operating loss    (7,445,928)  (6,802,456)  (21,769,345)  (16,777,944)

Other income
 (expense):
  Interest income    123,581      390,162       505,772     1,409,509
  Interest expense                               (4,520)
  Payment from
   insurance
   settlement                                               1,600,000
                 ------------ ------------ ------------- -------------
                     123,581      390,162       501,252     3,009,509

Net loss         $(7,322,347) $(6,412,294) $(21,268,093) $(13,768,435)
                 ============ ============ ============= =============

    Net loss per
     share, basic
     and diluted $     (0.56) $     (0.51) $      (1.65) $      (1.10)
                 ============ ============ ============= =============



                       CONDENSED BALANCE SHEETS

                                           September 30,  December 31,
                                                2003          2002
                                           -------------  ------------
Cash, cash equivalents and marketable
 securities                               $  22,451,098  $ 42,373,774
Accounts receivable                             203,048       334,006
Fixed assets, net                             3,675,030     3,705,531
Other assets                                  2,306,430     1,704,610
                                           -------------  ------------

Total assets                              $  28,635,606  $ 48,117,921
                                           =============  ============

Liabilities                               $   2,696,617  $  2,971,292
Stockholders' equity                         25,938,989    45,146,629
                                           -------------  ------------

Total liabilities and stockholders'
 equity                                   $  28,635,606  $ 48,117,921
                                           =============  ============

    CONTACT: Progenics Pharmaceuticals, Inc.
             Richard W. Krawiec, Ph.D., 914-789-2800
             rkrawiec@progenics.com